Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”), is made by and between Cerner Corporation (together with its subsidiaries and affiliates, “Cerner”) and Zane M. Burke (“you” or “your”) (together, the “parties”).
RECITALS
WHEREAS, you have served as the President of Cerner since August 25, 2013, and have been employed by Cerner since September 30, 1996;
WHEREAS, you entered into an employment agreement with Cerner dated September 30, 1996 (your “Employment Agreement”), as amended by the Cerner Executive Severance Agreement dated September 11, 2017, and a mutual arbitration agreement with Cerner dated November 30, 2015;
WHEREAS, you have tendered your resignation effective November 2, 2018, Cerner has accepted your resignation, and the parties have mutually agreed to the terms contained herein;
WHEREAS, your employment with Cerner will terminate effective November 2, 2018;
WHEREAS, Cerner desires to provide you with separation benefits to which you are not otherwise entitled; and
WHEREAS, in consideration for the separation payments and acceleration of the vesting of outstanding equity-based compensation awards described herein, and other good and valuable consideration, the receipt and sufficiency of which you and Cerner hereby acknowledge, you agree to the terms contained herein and agree to release Cerner and the Cerner Released Parties (as defined in this Separation Agreement) from any and all matters arising out of or related to your employment with Cerner.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.	SEPARATION BENEFITS. Subject to your acceptance and timely return of this Separation Agreement to Cerner, without revocation, Cerner agrees to do the following:

A.
Cerner will provide you with separation payments of $56,222.65, less applicable deductions required by law, on a biweekly basis on Cerner’s regular paydays during the twenty-four (24) month period following November 2, 2018, commencing on the November 16, 2018 payday. Such biweekly separation payments are based upon (i) your annual base salary at the time of your termination; (ii) the average annual cash bonus during the three years including and preceding Cerner’s second fiscal quarter of 2018; plus (iii) the difference between your monthly COBRA continuation premium under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage.

B.
Cerner will, with respect to your outstanding equity awards granted by Cerner to you pursuant to an equity compensation plan approved by Cerner's shareholders and relating to Cerner common stock (each a “Cerner Equity Award”), on the Effective Date of this Separation Agreement (i) fully vest each Cerner Equity Award that is an outstanding unvested stock option and (ii) fully vest each Cerner Equity Award that is an outstanding unvested time-based restricted stock unit. Each of the grant instruments for any Cerner Equity Award the vesting of which is accelerated by this Paragraph 1.B. is hereby deemed amended by the parties upon the Effective Date of this Separation Agreement.

2.
RELEASE OF CLAIMS. On behalf of yourself and your successors, assigns, agents, heirs and descendants, you hereby acquit, release and forever discharge Cerner and its affiliates and subsidiaries, and all of their successors, assigns, officers, directors, agents, servants, employees, shareholders, fiduciaries, attorneys and representatives and all of the affiliated, associated, subsidiary, partner, branch, owner, and related parent entities, whether past or present for all of the foregoing (collectively, the “Cerner Released Parties”) from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action, whether known or unknown, fixed or contingent, accrued or to accrue, direct or indirect, and whether at law or in equity, which you may have against the Cerner Released Parties, including, but not limited to, those arising out of or by reason of your employment by Cerner, or with respect to your departure from employment with Cerner and/or its subsidiaries, or with respect to claims for expenses, salary, incentive payments or equity grants against Cerner.

Without in any way limiting the generality of the foregoing, you acknowledge and agree that you are hereby releasing and discharging Cerner and all other Cerner Released Parties from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action that may be asserted under any local, state, federal, statutory or common law relating to discrimination in employment including, without limitation, discrimination relating to race, ethnicity, religion, sex, pregnancy, disability, equal pay, age, veteran status, national origin, creed, color, and retaliation, and including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, Family and Medical Leave Act, 42 U.S.C. Sections 1981, 1983 and 1985, the Employee Retirement Income Security Act, Workmen’s Compensation laws, Consolidated Omnibus Budget Reconciliation Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Rehabilitation Act, veterans’ laws, all federal, state and local laws related to libel, slander, defamation, invasion of privacy, breach of contract, outrageous conduct, intentional or negligent infliction of emotional distress, respondent superior, negligent hiring or retention, and all other laws and ordinances which are meant to protect workers in their employment relationships and under which you might have rights and claims.

A.
Includes Release of ADEA Claims. You understand and agree that you are releasing Cerner and all other Cerner Released Parties from all rights and claims of discrimination relating to age, including all rights and claims under the Age Discrimination in Employment Act of 1967, as amended (hereinafter referred to as “ADEA”).

B.
Nothing in this Separation Agreement is intended to, or shall, interfere with your rights under federal, state, or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this letter agreement. You shall not, however, be entitled to any relief, recovery, or monies in connection with any such action or investigation brought against Cerner, regardless of who filed or initiated any such complaint, charge, or proceeding. Nothing in this Separation Agreement is intended to, or shall, interfere with your right to file a claim for unemployment benefits (if any), or to file a claim asserting any causes of action which by law you may not legally waive.

3.
Return of Cerner Property. You acknowledge that you will return all Cerner-issued equipment, including, but not limited to, laptop/computer, cell phone, and your security card/office key to the building(s) upon your November 2, 2018, termination date. You further acknowledge and agree that you will return all other Cerner property, manuals or other intellectual property, confidential information or materials containing trade secrets of Cerner in your possession and that no copies thereof will be retained by you or on your behalf by any third party after your November 2, 2018, termination date.

4.
OBLIGATIONS WITH RESPECT TO confidentiality. In accordance with your existing and continuing obligations, you agree and acknowledge that Cerner has developed and owns valuable “Proprietary and Confidential Information” which constitutes valuable and unique property including, without limitation, concepts, ideas, plans, strategies, analyses, surveys, and proprietary information related to the past, present or anticipated business of Cerner. Except as may be required by law, you agree that you will not at any time disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by you) without Cerner’s prior written consent. Except as may be required by law, you further agree to maintain in confidence any Proprietary and Confidential Information of third parties received or of which you have knowledge as a result of your employment with Cerner. You further agree that the obligations set forth in this Paragraph supplement, are in addition to and not in lieu of all restrictive covenants set forth in your Employment Agreement or any other employment agreement that you signed at the time of or during your employment by Cerner or any of its subsidiaries.

Nothing in this Separation Agreement shall (i) prohibit you from disclosing Proprietary and Confidential Information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation, including 18 USC 1833, or (ii) require notification or prior approval by Cerner of any reporting described in clause (i); provided, however, that any such disclosures must be made in accordance with the applicable law or regulation and in a manner that limits, to the furthest extent possible, disclosure of Proprietary and Confidential Information.

5.
NON-SOLICITATION. In consideration for the separation payments to be provided under this Separation Agreement, you agree, subject to applicable state law, that for a period of two (2) years following the termination of your employment, you will not, on behalf of yourself or on behalf of any other person, entity, or organization, solicit for employment any Cerner associate or any employee of a Cerner client company. For purposes of this Paragraph 5, “solicit” means that you will not affirmatively initiate communications with any Cerner associate or any employee of a Cerner client company for the purpose of inviting such associate or employee to apply for or consider employment with another person, entity, or organization. You further agree that the obligations set forth herein are in addition to, and not in lieu of, all restrictive covenants set forth in your Employment Agreement, including but not limited to all non-competition obligations.

6.
CONSIDERATION PERIOD. You acknowledge that you have twenty-one (21) days from the date you received this Separation Agreement in which to consider it, although you may sign this Separation Agreement earlier than 21 days if you so choose. You further understand that you have the right to revoke your release of any claims that you may have under the Age Discrimination in Employment Act (“ADEA”) by delivering written notice of your revocation of ADEA claims to Cerner during the seven-day period after you sign this Separation Agreement, although the parties agree that the remainder of your release of other claims as provided under Section 2, above (i.e., all claims other than those arising under the ADEA) will remain in full force and effect regardless of whether you revoke your release of ADEA claims. In the event you institute any administrative or legal proceedings under the ADEA after the Effective Date, you will (i) forfeit any further payments due under this Separation Agreement, and (ii) repay to Cerner the economic value of any payments or benefits that had thus far been paid to you under this Separation Agreement. You hereby warrant and represent that (i) you do not believe that you have any claims against Cerner for age discrimination under the ADEA, (ii) you do not believe that your age played any role in any of the employment decisions leading to your separation from your employment with Cerner, and (iii) this warranty and representation is being relied upon by Cerner to pay to you the separation pay and benefits provided to you under Section 1, above. This Separation Agreement shall become effective as of the execution date stated below (the “Effective Date”).

7.
NO FURTHER PAYMENTS. You agree that your employment will terminate effective November 2, 2018, and that, after that date, Cerner will owe no additional compensation to you other than your final paycheck, any performance-based cash incentive compensation earned but not yet paid as of November 2, 2018 (including, potentially, a Q3 2018 CPP bonus as described in Paragraph 7.B., below), and the separation benefits described in Paragraph 1.A.

A.
You agree that amounts paid pursuant to this Separation Agreement shall be in full and final satisfaction of any amounts or other benefits that could be owed to you under any other agreement you may have entered into with Cerner or, except as required by law or specifically provided herein, any other Cerner benefit plan or arrangement, including but not limited to your Employment Agreement, as amended by the Cerner Executive Severance Agreement on September 11, 2017 (including Paragraph 8 of that Employment Agreement) and the Enhanced Severance Pay Plan.

B.
You will remain eligible to participate in the Cerner Performance Compensation Plan (“CPP”) through the last day of the third fiscal quarter of 2018. Calculations and payments under the CPP for Q3 2018 shall be governed by the CPP and will be paid in accordance with the established payment schedule under the CPP. You acknowledge that you are not eligible for and will not receive any further payments under the CPP after Q3 2018.

8.
Forfeiture and Reimbursement. By signing this Separation Agreement, you agree that the promises you have made in it are of a special nature and that any breach or violation by you of the terms of this Separation Agreement will result in immediate and irreparable harm to Cerner. If you breach any confidentiality, non-competition, non-solicitation or other material provision in this Separation Agreement or your Employment Agreement, (i) Cerner’s obligation, if applicable, to deliver separation payments and benefits to you under this Separation Agreement will cease immediately, (ii) you will be obligated to reimburse Cerner for all separation payments already made to you under Paragraph 1.A, (iii) any outstanding Cerner Equity Award held by you will immediately be forfeited notwithstanding any contrary term or condition in any underlying grant instrument, and (iv) you will be obligated to return to Cerner all shares of Cerner common stock (or the proceeds from the sale of such shares if such shares have been sold) received by you under, or as a result of your exercise of, a Cerner Equity Award which was subject to accelerated vesting in accordance with Paragraph 1.B. Cerner will also be entitled to all other legal and equitable remedies available to it by law.

9.
NONADMISSION OF LIABILITY. You understand and agree that neither this Separation Agreement nor any action taken hereunder is to be construed as an admission of liability by Cerner or any of the Cerner Released Parties.

10.
VOLUNTARY EXECUTION. You acknowledge that you have read this Separation Agreement in its entirety, that you understand its contents, and that you have executed it voluntarily. You further acknowledge that you have consulted with your attorney prior to signing this Separation Agreement.

11.
Compliance with Section 409A. Notwithstanding any other provision of this Separation Agreement, all payments provided hereunder shall be made in a manner that is intended to comply with Section 409A or an applicable exemption thereto, including the separation pay and short-term deferral exceptions. Any payment provided under this Separation Agreement which is required to be delayed for six months following your separation from service and on account of you being a “specified employee” of Cerner shall be so delayed. For purposes of Section 409A, each installment payment provided under this Separation Agreement shall be treated as a separate payment. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Separation Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

12.
NOTICE. All notices, requests, demands and other communications hereunder shall be deemed duly given if delivered by hand or if mailed by certified or registered mail or sent by express courier with postage or charges prepaid as follows:

If to Cerner:
Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, MO 64117-2551
Attn: Chief Financial Officer
With copy to: General Counsel

If to you:
            Zane M. Burke
6285 Edgewater Drive
Parkville, MO 64152

or to any other address as either party may provide to the other in writing by notice given in accordance with this Paragraph.

13.
NOTICE TO SUBSEQUENT EMPLOYER. You agree to inform any potential new employer, prior to accepting such employment, of the existence of the non-competition, non-solicitation and confidentiality provisions contained in this Separation Agreement and your Employment Agreement.

14.	GOVERNING LAW. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Missouri to the extent not governed or preempted by federal law.

15.
SEVERABILITY. If any provision of this Separation Agreement is held to be unenforceable, this Separation Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision-and the rest of this Separation Agreement-valid and enforceable. If an arbitrator (or court) declines to amend this Separation Agreement as provided in this paragraph, the invalidity or unenforceability of any provision of this Separation Agreement will not affect the validity or enforceability of the remaining provisions, which must be enforced as if the offending provision had not been included in this Separation Agreement.

16.
COMPLETE AGREEMENT. This Separation Agreement constitutes the full, complete and entire agreement of the parties related to the separation benefits to which you are entitled. Without limitation, the separation benefits and payments under this Separation Agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under your Employment Agreement, as amended on September 11, 2017, the Cerner Enhanced Severance Pay Plan, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you. However, the parties agree that the Employment Agreement, as amended on September 11, 2017, otherwise remains in full force and effect. The obligations you have under this Separation Agreement, including as to confidentiality and non-solicitation, are in addition to and are not in lieu of all confidentiality, non-solicitation, non-competition and other obligations you have under any employment, arbitration, confidentiality, non-solicitation or non-competition agreement that you signed during your employment with Cerner, including but not limited to the Employment Agreement. For the avoidance of doubt, the Cerner Mutual Arbitration Agreement between you and Cerner shall survive this Separation Agreement. In making this Separation Agreement, the parties rely wholly upon their own judgment, belief and knowledge and the advice of their respective counsel. All executed copies, whether signed in counterparts or otherwise, or duplicate originals, are equally admissible in evidence.

This Separation Agreement is executed as of this 6th day of September 2018.

/s/ Zane M. Burke
Zane M. Burke

Cerner Corporation

By:	/s/ Julia M. Wilson
Julia M. Wilson
Executive Vice President and Chief People Officer